As filed with the Securities and Exchange Commission on March 15, 2022
Registration No. 333-261823

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Boxed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	5961	85-3316188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

451 Broadway
New York, NY 10013
(646) 586-5599
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chieh Huang, Chief Executive Officer
451 Broadway, Floor 2
New York, NY 10013
(646) 586-5599
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Drew Capurro
Chad Rolston
Latham & Watkins LLP
650 Town Center Drive
20th Floor
Costa Mesa, California 92626
(714) 540-1235

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-261823)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 to the Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Boxed, Inc. (File No. 333-261823), initially filed on December 22, 2021 and declared effective by the Securities and Exchange Commission (the “SEC”) on December 30, 2021 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file a consent of Deloitte & Touche LLP with respect to its report dated March 15, 2022 relating to the financial statements of Boxed, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2021 and included in the Prospectus Supplement No. 2 dated March 15, 2022 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
23.1*	Consent of Deloitte & Touche LLP (with respect to Boxed, Inc. consolidated financial statements).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of March, 2022.

BOXED, INC.

Date: March 15, 2022	By:	/s/ Chieh Huang
	Name:	Chieh Huang
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Chieh Huang	Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2022
Chieh Huang

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 15, 2022
Mark Zimowski

*	Chief Operating Officer and Director	March 15, 2022
Jared Yaman

*	Director	March 15, 2022
Gary S. Matthews

*	Director	March 15, 2022
Yuki Habu

*	Director	March 15, 2022
David Liu

*	Director	March 15, 2022
Emerson S. Moore II

*	Director	March 15, 2022
Andrew C. Pearson

*	Director	March 15, 2022
Harshul Sanghi

*	Director	March 15, 2022
Eileen Serra

* By: /s/ Chieh Huang		March 15, 2022
Chieh Huang
Attorney-in-fact